Exhibit 99.1

LifeCell Corporation

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS: PRODUCT REVENUES UP 59% VERSUS FULL YEAR 2004

BRANCHBURG, NJ, March 7, 2006 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for the fourth quarter and full year ended December 31, 2005. Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss the fourth quarter financial results.

Fourth Quarter 2005 Results

Product revenues for the fourth quarter were $27.0 million, up 69%, compared to $16.0 million reported for the same period in 2004. The increase in product revenue was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 84% to $22.0 million in the current quarter compared to $12.0 million in the fourth quarter of 2004. Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased 24% to $2.0 million in the quarter from $1.6 million in the fourth quarter of 2004. GraftJacket® revenues represented $1.6 million in the quarter compared to $1.1 million in the prior year quarter. Repliform® revenues increased in the quarter to $2.0 million from $1.7 million in the same quarter in 2004.

Operating income for the fourth quarter of 2005 increased 193% to $6.0 million compared to operating income of $2.1 million in the fourth quarter of 2004. In the fourth quarter of 2005, the Company recorded $861,000 of compensation expense associated with restricted stock awards granted during the third quarter of 2005, whereas there was no stock-based compensation expense in the fourth quarter of 2004.

Net income for the fourth quarter of 2005 was $3.8 million, or $.11 per diluted share, compared to net income of $4.1 million, or $.13 per diluted share, in the fourth quarter of 2004. During the fourth quarter of 2004, the Company recognized a non-cash income tax benefit of $2.9 million resulting from a reduction in its valuation reserve for deferred tax assets. Adjusted net income, excluding the impact of the tax benefit recognized in 2004 was $1.3 million, or $.04 per diluted share, in 2004. Adjusted net income is considered non-GAAP financial information and a reconciliation of reported net income to adjusted net income is included in the attached financial tables.

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Full Year 2005 Results

Product revenues for full year 2005 were $93.3 million, up 59%, compared to $58.8 million in 2004. AlloDerm® product revenues increased 74% to $73.8 million compared to $42.5 million in the prior year. Orthopedic product revenues increased 32% to $7.8 million in the year from $5.9 million in 2004. Repliform® revenues were $7.1 million compared to $6.8 million in 2004.

For the full year 2005, operating income increased 160% to $18.2 million compared to $7.0 million in 2004. In 2005, the Company recorded $1.5 million of compensation expense associated with restricted stock awards granted during the third quarter, whereas there was no stock-based compensation expense in 2004. Operating results for 2005 also included a $1.4 million inventory write-off associated with a product recall during the third quarter. Adjusted operating income, excluding the inventory write-off, was $19.6 million. Adjusted operating income is considered non-GAAP financial information and a reconciliation of reported operating income to adjusted operating income is included in the attached financial tables.

Net income for 2005 was $12.0 million, or $.36 per diluted share, compared to net income of $7.2 million, or $.22 per diluted share income in the prior year. As previously noted, during 2004, the Company recognized a non-cash tax benefit $2.9 million. Operating results in 2005 also included a non-cash tax benefit of $481,000, resulting from the write-up of deferred tax assets. Adjusted net income, excluding the tax benefits recognized in each of the years and the inventory write-off in 2005, was $12.4 million, or $.37 per diluted share, in 2005 compared to adjusted net income of $4.3 million, or $.14 per diluted share, in 2004. Adjusted net income is considered non-GAAP financial information and a reconciliation of reported net income to adjusted net income is included in the attached financial tables.

LifeCell’s balance sheet remains strong with $48 million of cash and investments and no debt at December 31, 2005. During 2005, the Company generated cash flow from operating activities of $18.8 million, offset by $4.8 million used to acquire capital expenditures and license rights. Additionally, the Company received net proceeds of $7 million from the exercise of stock options.

Full Year 2006 Financial Outlook

As previously announced, the Company anticipates product revenues for full year 2006 in the range of $124.0 million to $130.0 million, which represents annualized growth between 33% and 39% compared with 2005 product revenues of $93.3 million. The Company expects its product revenue mix in 2006 to be approximately 86% reconstructive, 8% orthopedic and 6% urogynecology.

The Company estimates full year 2006 operating income in the range of $25.0 million to $27.5 million, which includes approximately $8 million of expected non-cash stock based compensation cost, expensed under Statement of Financial Accounting Standards No. 123R, Share-Based Payment. The Company expects net research and development spending in 2006 to represent approximately 13% of expected 2006 product revenue.

Diluted net income per share is expected to be in the range of $0.42 to $0.46, including expected stock based compensation of approximately $0.17 per share. The range for diluted net income per share excluding stock based compensation is $0.59 to $0.63. Diluted net income per share excluding stock based compensation is considered non-GAAP financial information. The Company has included this information as a supplement to the GAAP basis presentation to enhance the overall understanding of the Company’s expected future financial performance. Actual results of operations in 2006 will include the impact of stock based compensation.

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Conference Call Information

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern. The dial-in number for the live call is (800) 289-0533 / domestic or (913) 981-5525 / international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations.

A recording of the live-call will be available until March 14, 2006. The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820. The replay access code is 2871427.

About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biosurgery market. LifeCell maintains a website at www.lifecell.com.

Forward-looking Statements

The 2005 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-K report for the year ended December 31, 2005. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2006 operating results. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure to maintain or increase revenues from the sale of our AlloDerm products; the failure to comply with government regulations, including the FDA; claims for damages by third-parties, including product liability claims;  our dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; our ability to increase market penetration of our current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of third party sales representatives and distributors to adequately promote, market and sell our products; our inability to protect our intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in our annual report on Form 10-K. The Company assumes no obligation to update the information contained in this news release.

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Non-GAAP Financial Information

The Company provides non-GAAP financial measures including adjusted operating income, adjusted net income and adjusted net income per share as a supplement to GAAP financial information to enhance the overall understanding of the Company’s financial performance and to assist investors in evaluating the Company’s results of operations, period over period. Adjusted non-GAAP measures exclude significant unusual items. Investors should consider these non-GAAP measures as a supplement to, and not a substitute for financial information prepared on a GAAP basis.

Reconciliation of Non-GAAP Operating Income

	(Unaudited) Three Months Ended December 31,		(Unaudited) Year Ended December 31,
	2005	2004	2005	2004
Operating income, as reported (GAAP)	$6,018,000	$2,053,000	$18,163,000	$6,987,000
Non-GAAP adjustments :
Inventory write-off	--	--	1,402,000	--
Adjusted operating income (non-GAAP)	$6,018,000	$2,053,000	$19,565,000	$6,987,000

Reconciliation of Non-GAAP Net Income and Net Income per Share

	(Unaudited) Three Months Ended December 31,		(Unaudited) Year Ended December 31,
	2005	2004	2005	2004
Net income, as reported (GAAP)	$3,831,000	$4,142,000	$12,044,000	$7,184,000
Non-GAAP adjustments :
Inventory write-off, net of tax	--	--	829,000	--
Reversal of non-cash tax benefits	--	(2,859,000)	(481,000)	(2,859,000)
Adjusted net income (non-GAAP)	$3,831,000	$1,283,000	$12,392,000	$4,325,000

Adjusted net income per common share (non-GAAP):
Basic	$0.12	$0.04	$0.40	$0.16
Diluted	$0.11	$0.04	$0.37	$0.14
Shares used in computing adjusted net income per common share:
Basic	32,121,000	28,634,000	30,877,000	27,553,000
Diluted	33,761,000	32,225,000	33,348,000	31,974,000

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LIFECELL CORPORATION
Financial Highlights
(Unaudited)

Statement of Operations Data:	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Product revenues	$27,050,000	$16,006,000	$93,326,000	$58,751,000
Research grant revenues	249,000	648,000	1,072,000	2,376,000
Total revenues	27,299,000	16,654,000	94,398,000	61,127,000

Costs and Expenses:
Cost of products sold	7,919,000	4,684,000	29,205,000	17,755,000
Research and development	2,650,000	2,297,000	10,349,000	7,860,000
General and administrative	3,611,000	2,561,000	11,945,000	8,214,000
Selling and marketing	7,101,000	5,059,000	24,736,000	20,311,000
Total costs and expenses	21,281,000	14,601,000	76,235,000	54,140,000

Income from operations	6,018,000	2,053,000	18,163,000	6,987,000

Interest and other income (expense), net	399,000	86,000	1,013,000	222,000

Income before income taxes	6,417,000	2,139,000	19,176,000	7,209,000

Income tax provision (benefit)	2,586,000	(2,003,000)	7,132,000	25,000

Net income	$3,831,000	$4,142,000	$12,044,000	$7,184,000

Net income per common share:
Basic	$0.12	$0.14	$0.39	$0.26
Diluted	$0.11	$0.13	$0.36	$0.22
Shares used in computing net income per common share:
Basic	32,121,000	28,634,000	30,877,000	27,553,000
Diluted	33,761,000	32,225,000	33,348,000	31,974,000

Balance Sheet Data:	December 31,
	2005	2004
Cash, cash equivalents and investments	$48,067,000	$27,086,000
Receivables, net of allowance	15,786,000	9,240,000
Inventories	12,536,000	8,895,000
Accounts Payable & accrued liabilities	14,725,000	8,429,000
Working Capital	73,209,000	38,911,000
Total Assets	106,998,000	72,093,000
Total debt obligations	-	-
Total stockholders’ equity	92,070,000	63,448,000

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